Exhibit 4.7

Participant Name

Performance Stock Unit Participation

Agreement

This Performance Stock Unit Participation Agreement (the “Agreement”) is dated as of this              day of             , 20         and sets forth the terms and conditions of the Award described below made by Heidrick & Struggles International, Inc. (the “Company”) to              (the “Participant”), pursuant to the 2012 Heidrick & Struggles GlobalShare Program, (the “Program”).

As of                 , 20         (the “Grant Date”), the Company has granted a target award of              Performance Stock Units (“PSUs”) to the Participant as set forth herein. The PSUs are granted pursuant to the Program and are governed by the terms and conditions of the Program. All defined terms used herein, unless specifically defined in this Agreement, have the meanings assigned to them in the Program. The Participant agrees to be bound by all terms and conditions of the Agreement and the Program, and has received and reviewed a copy of the Program and the Prospectus for the Program dated May __, 2012.

The PSUs granted under this Agreement shall not become valid or enforceable unless and until the Participant executes the Agreement and it is accepted by the Company. By the Participant’s signature and the Company’s signature below, the Participant and the Company agree that this constitutes the signature page of the Agreement. Participant further agrees that the PSUs are granted under and governed by the terms and conditions of the Agreement and the Program. Agreements that are not signed and returned are considered null and void.

IN WITNESS WHEREOF, the parties hereto have duly executed the Agreement as of the date first set forth above.

Name: Participant Name

Heidrick & Struggles International, Inc.

By:
Name:
Title:

NOW, THEREFORE, in consideration of the agreements of the Participant herein provided and pursuant to the Program, the parties agree as follows:

1. Definitions. All capitalized terms used herein, unless specifically defined herein, shall have the same meanings as established in the Program.

2. Participation. Pursuant to the Program and contingent upon the execution of the Agreement, the Company hereby grants to the Participant a target award of              PSUs subject to the terms and conditions herein. As a material condition and inducement to the Company’s grant of PSUs to the Participant, the Participant agrees that he or she has received and reviewed the Program and the Prospectus, and further agrees to be bound by all of the terms and conditions of the Agreement and the Program, as may be amended by the Company from time to time.

3. Vesting of PSUs.

(a)	The number of PSUs granted under the Agreement that shall vest on , 20 is subject to the following conditions:

(i)	Attainment of Operating Income goals, based on the average of the Company’s Operating Income for each year in the three-year award period as follows:

(A)	An Operating Income target will be set at the beginning of 20 , 20 and 20 .

(B)	After the end of each year in the award period, the actual Operating Income for such year, expressed as a percentage of target Operating Income, will be determined.

(C)	After the end of the third year in the award period, the average of the percentage of Operating Income attainment for each year as determined in (B) above will be determined.

The percentage of the target award of              PSUs that shall vest at the end of the award period will be in accordance with the schedule set forth below.

Average Percentage of Operating Income	Percentage of Target PSUs Vesting

For performance greater than             % and less than             %, or performance less than             % and greater than             %, the vesting percentage will be interpolated.

Except as set forth in Section 4 below, the portion of the target PSU Award that does not vest in accordance with the schedule set forth above shall be forfeited to the Company.

(ii)	The Participant has been in Continuous Service through the vesting date. For purposes of the Agreement, “Continuous Service” shall mean the Participant’s service with the Company or any Subsidiary or Affiliate as an employee, or the Participant’s service as a member of the Board of Directors of the Company, has not been interrupted or terminated, and shall include any period during which the Participant is on an approved leave of absence from the Company or its Subsidiaries or Affiliates.

(b)	Notwithstanding the terms of Section 3(a) above, if the Participant’s Continuous Service is terminated as a result of the Participant’s death or Disability, the target number of PSUs granted to the Participant under the Agreement will immediately vest.

(c)	In the case of a Participant who is both an employee of the Company or any Subsidiary or Affiliate and a member of the Board of Directors of the Company, Continuous Service shall not end until the Participant’s service as both an employee and a director terminates.

4. Change in Control.

(a)	Unless the Committee determines otherwise, upon a Change in Control if the PSUs are Assumed (as defined in the Program) by the entity effecting the Change in Control (or a successor or parent corporation), the number of PSUs subject to this Agreement will be fixed at the greater of the target number of PSUs or the number of PSUs that would have vested pursuant to Section 3(a) above if the date of the Change in Control was the end of the award period. The fixed number of PSUs will vest on the date set forth in Section 3(a) or, if earlier, will become fully vested upon the termination of the Participant’s employment during the two-year period beginning on the date of a Change in Control (as defined below), if such termination is due to: (i) a termination by the Company without Cause, or (ii) a voluntary termination by the Participant due to the existence of Good Reason.

(b)	Unless the Committee determines otherwise, upon the occurrence of a Change in Control, if the PSUs are not Assumed by the entity effecting the Change in Control (or a successor or parent corporation), a number of PSUs equal to the greater of the target number of PSUs or the number of PSUs that would have vested pursuant to Section 3(a) above if the date of the Change in Control was the end of the award period will become fully vested on the date of the Change in Control. For each vested PSU, the Participant will receive a payment equal to the consideration (consisting of cash or other property (including securities of a successor or parent corporation)) which holders of Company Stock received (or will receive) in the Change-in-Control transaction multiplied by the number of vested PSUs. Such payment shall be made in the same form as such consideration and at such date(s) as specified by the Committee.

5. Characteristics of PSUs.

(a)	PSUs are not Shares and the grant of a target number of PSUs shall provide only those rights expressly set forth in the Agreement and the Program. The Participant is not deemed to be a stockholder in the Company or have any of the rights of a stockholder in the Company by virtue of the grant of PSUs.

(b)	The Participant does not have voting rights or any other rights inherent to the ownership of Shares, including the rights to dividends (other than as provided in Section 10), or other liquidating or non-liquidating distributions, by virtue of being granted PSUs.

(c)	Neither the PSUs nor any right hereunder or under the Program shall be transferable or be subject to attachment, execution or other similar process. In the event of any attempt by the Participant to alienate, assign, pledge, hypothecate or otherwise dispose of the PSUs or of any right hereunder or under the Program, except as provided for in the Program, or in the event of any levy or any attachment, execution or similar process upon the rights or interest conferred by the PSUs, the Company may terminate the PSUs by notice to the Participant and the PSUs and any related rights, including the right to dividend equivalents as described in Section 10, shall thereupon be cancelled.

6. Effect of Vesting.

(a)	If, and at the time, the Participant’s PSUs vest under the terms of Section 3 or Section 4, such Participant shall receive as full consideration for the PSUs a number of Shares equal to the number of PSUs which vested on such date.

(b)	The PSUs granted to the Participant shall be maintained in a bookkeeping account with the custodian appointed by the Committee from time to time (the “Custodian”) for such Participant if and until the PSUs are converted into Shares pursuant to this Section 6, at which time the Shares shall be issued to the Participant in accordance with Section 9 below.

7. Forfeiture of PSUs. The Participant’s PSUs shall be forfeited to the Company upon the Participant’s termination of Continuous Service with the Company and its Subsidiaries and Affiliates (a) for any reason other than the Participant’s death or Disability that occurs prior to the date the PSUs vest as provided in Section 3(a) above or (b) for any reason other than the Participant’s termination by the Company without Cause or the Participant’s voluntary termination due to the existence of Good Reason, in either case during the two-year period beginning on the date of a Change in Control, as provided in Section 4 above. The foregoing provisions of this Section 7 shall be subject to the provisions of any Company plan or written employment, severance or similar agreement that has been or may be executed by the Participant and the Company, and the provisions in such agreement concerning the vesting of the PSUs in connection with the Participant’s termination of Continuous Service shall supercede any inconsistent or contrary provision of this Section 7.

8. Compensation Recovery. The Participant’s PSUs will be subject to any clawback policy developed by the Board of Directors or Human Resources and Compensation Committee that is consistent with applicable law.

9. Delivery of Shares to the Participant. As soon as practicable after the PSUs vest and are converted into Shares, and subject to Section 11, the Custodian shall, without transfer or issue tax or other incidental expense to the Participant, deliver to the Participant by first-class insured mail addressed to the Participant at the address shown on page 1 or the last address of record on file with the Custodian, (a) a statement from the Custodian referencing the number of Shares held in the Participant’s name in a book entry account, or (b) at the Participant’s request, certificate(s) for the number of Shares as to which the PSUs vested. In any event, Shares due the Participant shall be delivered as described above no later than March 15 of the year following the calendar year in which such PSUs vest.

10. Dividend Equivalents. The Company shall credit the Participant’s PSU account with an amount equal to the dividends, if any, that would be paid with respect to the unvested PSUs as if the PSUs were actual Shares to a shareholder as of the Record date. Such amount shall be credited to the Participant’s PSU account at the same time dividends are paid with respect to the Shares, shall be subject to the vesting and forfeiture provisions set forth in Sections 3, 4 and 7 of the Agreement, and shall be paid to the Participant in cash, on the first payroll date following the date the Participant’s related PSUs vest and are issued as Shares to the Participant.

11. Tax Withholdings and Payments.

(a)	The Company or any Subsidiary or Affiliate is authorized to withhold from any payment to be made to the Participant, amounts of income tax withholding and other taxes due in connection with compensation or any other transaction under the Program, including the receipt of Shares under Section 6. The Participant shall hold the Company harmless for any damages caused by his or her failure to so comply and for any other damages caused by his or her actions or inactions.

(b)	The Participant may pay withholding taxes attributable to the receipt of Shares in cash, by having Shares withheld by the Company from any Shares that would otherwise be received by the Participant under the Agreement (in which case, the number of Shares so withheld shall have an aggregate Fair Market Value at the time of such withholding sufficient to satisfy the applicable withholding taxes), or by any other method approved by the Committee. If the Participant does not satisfy the withholding obligation by cash payment within a reasonable time established by the Committee, the Participant’s withholding obligation shall be satisfied by the Company’s withholding of Shares from the vested PSUs.

(c)	The Company shall deduct from the dividend equivalents paid to the Participant pursuant to Section 10 the Participant’s withholding obligation arising from such payment.

12. Miscellaneous.

(a)	The granting of an Award under the Program and the Agreement shall impose no obligation on the Company or any Subsidiary or Affiliate to continue the employment relationship or any other relationship between it and the Participant and shall not lessen or affect the Company’s, Subsidiary’s or Affiliate’s right to terminate its relationship with the Participant. The Participant shall have no claim to be granted any further or other Award under the Program, and there is no obligation for uniformity of treatment of the Participants. The Participant acknowledges and agrees that: (i) the Program is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time; (ii) the grant of PSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of PSUs, or benefits in lieu of PSUs, even if PSUs have been granted repeatedly in the past; (iii) all decisions with respect to future PSU grants, if any, will be at the sole discretion of the Company; (iv) participation in the Program is voluntary; (v) the PSUs are not a part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (vi) the future value of the underlying shares is unknown and cannot be predicted with certainty; and (vii) in consideration of the grant of PSUs, no claim or entitlement to compensation or damages shall arise from termination of the PSUs or diminution in value of the PSUs or Shares received upon vesting including (without limitation) any claim or entitlement resulting from termination of the Participant’s active employment by the Company or a Subsidiary or Affiliate (for any reason whatsoever and whether or not in breach of local labor laws) and the Participant hereby releases the Company and its Subsidiaries and Affiliates from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Participant shall be deemed irrevocably to have waived the Participant’s entitlement to pursue such claim.

(b)	The Agreement shall, subject to the terms hereof, terminate upon the forfeiture and/or vesting of all PSUs and dividend equivalents granted to the Participant hereunder, unless otherwise agreed upon by the parties hereto.

(c)	The Agreement may be amended by the written agreement of the Company and the Participant. Notwithstanding the foregoing, (i) the Company may amend, alter or discontinue the Agreement, without the consent of the Participant so long as such amendment, alteration or discontinuance would not impair any of the rights or obligations under any Award theretofore granted to the Participant under the Program; and (ii) the Committee may amend the Agreement in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws.

(d)

The parties agree that the Agreement shall be governed by and interpreted and construed in accordance with the laws of the United States and, in particular, those of the State of Illinois without regard to its conflict of law principles, as Illinois is the situs of the principal corporate office of the Company. Furthermore, to the extent not prohibited under applicable law, and unless the Company affirmatively elects in writing to allow the proceeding to be brought (or itself brings such a proceeding) in a different venue, the parties agree that any suit, action or proceeding with respect to the Program, the PSUs or the Agreement shall be brought in the state courts in Chicago, Illinois or in the U.S. District Court for the Northern District of Illinois. The parties hereby accept the exclusive jurisdiction of those courts for the purpose of any such suit, action or proceeding. Venue for any such action, in addition to any other venue required or otherwise mandated by statute, will be in Chicago, Illinois. Each party further agrees to waive any applicable right to a jury trial, and expressly elects to have the matter heard as a bench trial.

(e)	Unless waived by the Company, any notice to the Company required under or relating to the Agreement shall be in writing and addressed to:

Executive Vice President and General Counsel

Heidrick & Struggles International, Inc.

233 South Wacker Drive

Suite 4200

Chicago, IL 60606-6303

13. Program Governs. All terms and conditions of the Program are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Program and the Agreement, the terms and conditions of the Program, as interpreted by the Committee, shall govern.

14. Data Privacy. By signing below, the Participant voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this Section 14. The Participant is not obliged to consent to such collection, use, processing and transfer of personal data. However, the Participant’s failure to provide the consent may affect the Participant’s ability to participate in the Program. The Company and its Subsidiaries and Affiliates hold certain personal information about the Participant, including the Participant’s name, home address and telephone number, date of birth, employee identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other rights or entitlements to shares of stock in the Participant’s favor, for the purpose of managing and administering the Program (“Data”). The Company, its Subsidiaries and its Affiliates will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Program, and the Company and any of its Subsidiaries or Affiliates may each further transfer Data to any third parties assisting in the implementation, administration and management of the Program. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. The Participant authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Program, including any requisite transfer of such Data as may be required for the administration of the Program and/or the subsequent holding of Shares on the Participant’s behalf to a broker or other third party with whom the Participant may elect to deposit any Shares acquired pursuant to the Program. The Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; however, by withdrawing consent, the Participant will affect his or her ability to participate in the Program.

15. Execution of the Agreement.

(a)	The Parties agree that this Agreement shall be considered executed by both parties executing the Agreement as the first page hereof, which is a part hereof.

(b)	This Agreement, or any amendments thereto, may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.